Exhibit 99.1

Press Release
For Immediate Release

INDEPENDENT BANK BREAKS GROUND ON
NEW CORPORATE HEADQUARTERS AT CRAIG RANCH

McKinney, Texas, January 17, 2018 -- Independent Bank Group, Inc. (NASDAQ: IBTX), the holding company for Independent Bank, today broke ground on a new corporate headquarters at the McKinney Corporate Center Craig Ranch. The approximately 165,000 square-foot, six-story headquarters will make a statement in McKinney as the City’s tallest building and allow space for Independent Bank’s anticipated growth.

Bank CEO David Brooks was onsite and offered the following comments, “Today marks the next chapter in Independent Bank’s story. Our new corporate campus will position us as a premier employer in North Texas, while providing the infrastructure for growth. We’re grateful for the support of the McKinney Corporate Center Craig Ranch, the City of McKinney and the McKinney Economic Development Corporation and proud to deepen our roots as we continue to make a positive impact on the communities we serve through high-performance, purpose-driven banking.”

The building’s sleek glass exterior and expansive terraces are designed to bring the outside in, complemented by a mature greenbelt. Bank employees enjoy views of the water feature, and have direct access to walking trails that connect a (proposed) mixed-use development. Approximately 400 employees are expected to occupy the new headquarters upon completion.

“Independent Bank is a corporate citizen of the highest regard,” said Mayor George Fuller. “They conduct business the right way, with a focus on what’s best for the community. These are the types of businesses we want to retain for our rapidly growing city.”

The headquarters will be situated on a 10.4-acre parcel of land at State Highway 121 and Grand Ranch Parkway at the entrance of the McKinney Corporate Center Craig Ranch. KDC will begin construction immediately and pursue LEED Silver certification. SmithGroupJJR is the architect and Rogers-O’Brien Construction Company, LTD is the general contractor.

About Independent Bank Group
Independent Bank Group, through its wholly owned subsidiary, Independent Bank, provides a wide range of relationship-driven commercial banking products and services tailored to meet the needs of businesses, professionals and individuals. Independent Bank Group operates 70 banking offices in four market regions located in the Dallas/Fort Worth, Austin and Houston, Texas and the Colorado Front Range areas.

Contacts:

Analysts/Investors:

Michelle Hickox Executive Vice President and Chief Financial Officer (972) 562-9004 mhickox@ibtx.com

Media:

Peggy Smolen Marketing and Communications Director (972) 562-9004 psmolen@ibtx.com Source: Independent Bank Group, Inc.